Exhibit 5.1

JOHN M. FLORENCE, JR.

VP, General Counsel & Secretary

Sonoco Products Company

Sonoco Products Company

1 North Second Street

Hartsville, SC 29550

September 19, 2024

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Sonoco Products Company, a South Carolina corporation (the “Company”). This letter is being delivered to you in connection with the issuance by the Company, pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated September 17, 2024, among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto, of $500,000,000 aggregate principal amount of its 4.450% Notes due 2026 (the “2026 Notes”), $600,000,000 aggregate principal amount of its 4.600% Notes due 2029 (the “2029 Notes”) and $700,000,000 aggregate principal amount of its 5.000% Notes due 2034 (together with the 2026 Notes and the 2029 Notes, the “Securities”). The Securities are to be issued pursuant to the Indenture, dated as of June 15, 1991, (the “Base Indenture”) between the Company and Regions Bank, as successor in interest to Wachovia Bank of North Carolina, National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture dated as of the date hereof (together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

I am a member of the Bar of the State of South Carolina, and the opinions expressed herein are limited to the laws of the State of South Carolina. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

In rendering the opinions expressed below, I have examined originals or copies of the following documents and agreements:

(a)	the Restated Articles of Incorporation of the Company and the By-Laws of the Company;

(b)	resolutions duly adopted by (i) the Board of Directors of the Company (the “Board of Directors”) on July 20, 2022 and (ii) the Pricing Committee of the Board of Directors on September 12, 2024;

(c)	the Underwriting Agreement;

(d)	the Indenture; and

(e)	the global notes representing the Securities.

In addition, I have examined and have relied as to matters of fact upon originals or copies of such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and I have made such other investigations, as I have deemed necessary or advisable as a basis for the opinions expressed below.

1 North Second Street

Hartsville, S.C. 29550 USA

www.sonoco.com

Sonoco Products Company

September 19, 2024

2

In rendering the opinions expressed below, I have assumed, without independent inquiry or investigation, that (i) all documents submitted to me as originals are authentic and complete; (ii) all documents submitted to me as copies conform to authentic, complete originals; (iii) all signatures on all documents that I reviewed are genuine; (iv) all natural persons executing documents had and have the legal capacity to do so; and (v) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.	The Securities have been duly authorized, executed and delivered by the Company under the laws of the State of South Carolina; and

2.	The Seventh Supplemental Indenture has been duly authorized, executed and delivered by the Company under the laws of the State of South Carolina.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 (File No. 333-266837), as amended as of the date of the Underwriting Agreement, and further consent to the reference to my name under the caption “Legal Matters” in the related prospectus supplement dated September 17, 2024, which is part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ John M. Florence, Jr.

1 North Second Street

Hartsville, S.C. 29550 USA

www.sonoco.com